004 Putnam Income Fund attachment
10/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	(000s omitted)

Class A	51,454
Class B	17,550
Class C	1,369

72DD2	(000s omitted)

Class M	46,268
Class R	--
Class Y	22,813

73A1

Class A	0.254
Class B	0.203
Class C	0.205

73A2

Class M	0.240
Class R	0.167
Class Y	0.269

74U1	(000s omitted)

Class A	191,322
Class B	78,338
Class C	6,443

74U2	(000s omitted)

Class M	133,423
Class R	--
Class Y	105,910

74V1

Class A	6.69
Class B	6.65
Class C	6.67

74V2

Class M	6.63
Class R	6.69
Class Y	6.72